Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

1)	Registration Statement (Form S-8, No. 333-91067),
2)	Registration Statement (Form S-8, No. 333-114854), and
3)	Registration Statement (Form S-8, No. 333-159552),

Pertaining to the Trinity Industries, Inc. 401(k) Plan As Restated Effective August 1, 2020 (formerly Profit Sharing Plan for Employees of Trinity Industries, Inc. and Certain Affiliates As Restated January 1, 2016), of our report dated June 2, 2021, with respect to the financial statements and schedule of the Trinity Industries, Inc. 401(k) Plan As Restated Effective August 1, 2020 (formerly Profit Sharing Plan for Employees of Trinity Industries, Inc. and Certain Affiliates As Restated January 1, 2016) included in this Annual Report (Form 11-K) for the year ended December 31, 2020.

/s/ ERNST & YOUNG LLP
Dallas, Texas
June 2, 2021